Exhibit 10.6A

FIRST AMENDMENT

TO

TERM LOAN AGREEMENT AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO TERM LOAN AGREEMENT AND SECURITY AGREEMENT (this “First Amendment”) dated as of May 1, 2011 is by and between SolarCity Corporation, a Delaware corporation (the “Borrower”) and U.S. Bank National Association (the “Bank”) as a First Amendment to that certain Term Loan Agreement dated as of January 24, 2011 (the “Loan Agreement”) between the Bank and the Borrower and that certain Security Agreement dated as of January 24, 2011 (“Security Agreement”) between the Bank and the Borrower. Capitalized terms that are not otherwise defined herein shall have their defined meaning under the Loan Agreement.

WHEREAS, pursuant to the Loan Agreement, the Bank made available to the Borrower a term loan facility in an amount not to exceed Seven Million Dollars ($7,000,000.00);

WHEREAS, the Borrower’s obligations to the Bank under the Loan Agreement are secured pursuant to the Security Agreement; and

WHEREAS, the Borrower and the Bank desire to amend the Loan Agreement and the.Security Agreement as provided herein.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the undersigned hereby agree as follows:

SECTION 1. AMENDMENTS TO LOAN AGREEMENT.

A.     Article 1. The following definition is hereby added to the Loan Agreement:

“‘Tangible Net Worth” means total consolidated assets, less intangible assets, less total consolidated liabilities.”

B.     Article 1. The definition of “Permitted Indebtedness” is hereby deleted and restated to read in its entirety as follows:

“‘Permitted Indebtedness’ means (a) all Indebtedness to the Bank, (b) all Indebtedness under that certain Revolving Credit Agreement dated as of April 1, 2011 between the Borrower, the Bank and the lenders party thereto), (c) Indebtedness to parties other than the Bank (including as a guaranty or surety or pursuant to a contingent liability) in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) at any one time outstanding, (d) all other Indebtedness of the Borrower in existence as of the date of this Agreement and disclosed to the Bank on Schedule 2 attached hereto, (e) Indebtedness incurred solely for the purpose of financing the acquisition of equipment (and any accessions, attachments, or improvements thereon), (f) Indebtedness incurred with respect to equipment leased to customers in the ordinary course of business, which Indebtedness is contemplated to be serviced by the related lease payment, (g) guaranties of obligations of Borrower’s subsidiaries, and (h) extensions, refinancing, modifications, amendments and restatements of any item of Permitted Indebtedness described in (a) through (h) above,”

C.     Section 9.2(c). Section 9.2(c) of the Loan Agreement is hereby deleted and restated to read in its entirety as follows:

“(c)     without request, provide to the Bank all of the following financial information, in form and content acceptable to the Bank, pertaining to the Borrower:

(i)

Quarterly Compliance Certificates: No later than (1) fifteen (15) days after the end of each month in connection with the liquidity statements required by subsection (ii) hereof, (2) thirty (30) days after the end of each quarter in connection with the EBITDA covenant in Section 9.3(a) hereof, and (3) ninety (90) days after the fiscal year end in connection with the Minimum Tangible Net Worth covenant in Section 9.3(c) hereof, the Borrower shall provide a certificate, substantially in the form of Exhibit A. executed by the Borrower’s chief financial officer, controller, or other officer or person acceptable to the Bank certifying that the representations and warranties set forth in this Agreement are true and correct as of the date of the certificate and further certifying that, as of the date of the certificate, no Event of Default exists under this Agreement.

(ii)	Monthly Liquidity Statements: Not later than fifteen (15) days after the end of each month, the bank and brokerage statements of the Borrower verifying liquid assets as of the month-end.

(iii)

Monthly Activity-Based Financial Statements: Not later than thirty (30) days after the end of each month, the internally-prepared consolidated Activity-based financial statements, including an income statement.

(iv)

Quarterly GAAP-Based Financial Statements: Not later than seventy-five (75) days after the end of the fiscal quarter of the Borrower ending March 31, 2011, and not later than sixty (60) days after the end of the fiscal quarters of the Borrower ending each June 30, September 30 and March 31 thereafter, the internally-prepared consolidated GAAP-based financial statements, including an income statement and balance sheet.

(v)

Audited Annual Financial Statements: Not later than one hundred eighty (180) days after the end of each fiscal year of the Borrower, the consolidated GAAP-based audited financial statements for the Borrower prepared by a certified public accounting firm acceptable to the Bank.

(vi)	Preliminary Annual Financial Statements: Not later than ninety (90) days after the end of each fiscal year of the Borrower, the preliminary GAAP-based financial statements for the Borrower.

(vii)	Annual Budget: Not later than ninety (90) days after the end of each fiscal year of the Borrower, an annual budget of the Borrower, which shall include a quarterly Activity-based income statement.”

D.     Section 9.3. Section 9.3 of the Loan Agreement is hereby deleted and restated to read in its entirety as follows:

“Financial Covenants.

The Borrower shall maintain the following:

(a)	Minimum Quarterly Activity-based EBITDA.

(i)	For the fiscal quarter ended March 31, 2011 EBITDA shall not be more negative than Seven Million Five Hundred Thousand Dollars (<$7,500,000>);

(ii)	For the fiscal quarter ended June 30, 2011 EBITDA shall not be more negative than Two Million Dollars (<$2,000,000>);

(iii)	For the fiscal quarter ended September 30, 2011 EBITDA shall not be less than Six Million Dollars ($6,000,000);

(iv)	For the fiscal quarter ended December 31, 2011 EBITDA shall not be less than Six Million Dollars ($6,000,000); and

(v)	For the fiscal quarter ended March 31,2012 and each quarter thereafter EBITDA shall not be less than One Dollar ($1.00).

(b)	Minimum Liquidity Ratio. A ratio of Liquid Assets to Funded Debt of at least 2.00:1.00, measured at the end of each month.

(c)	Minimum Tangible Net Worth. Tangible Net Worth not less than One Dollar ($1.00) at any time, to be tested as of the end of each fiscal year of the Borrower.”

E.     Section 10.2. Section 10.2 of the Loan Agreement is hereby deleted and restated to read in its entirety as follows:

“Default Under Other Loan Documents.

After giving effect to any applicable cure or grace period, any default occurs under the other Loan Documents or any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement, or that certain Revolving Credit Agreement between the Bank and the Borrower dated as of April 1, 2011, or any such document is no longer in effect, or any guarantor purports to revoke or disavow any of the Loan Documents or any default occurs under any other Indebtedness owed to the Bank by the Borrower or any of the Borrower’s Affiliates.”

F.     Exhibit A. Exhibit A of the Loan Agreement is hereby deleted and replaced in its entirety with Exhibit A attached hereto.

SECTION 2. AMENDMENTS TO SECURITY AGREEMENT.

A.     Schedule 1. Schedule 1 to the Security Agreement is hereby deleted and replaced in its entirety with Exhibit B attached hereto.

B.     Schedule 2. Schedule 2 to the Security Agreement is hereby deleted and replaced in its entirety with Exhibit C attached hereto.

SECTION 3. REPRESENTATIONS AND WARRANTIES.   The Borrower hereby certifies and confirms that as of the effective date of this First Amendment (a) no material adverse change in the business, assets, liabilities (actual or contingent), operations, financial condition of the Borrower that would affect Borrower’s ability to meet it obligations under the Loan Agreement or the Security Agreement or to conduct its business has occurred, (b) subject to the modifications in Section 1 hereof, its representations and warranties contained in Section 8 of the Loan Agreement are true and correct as of the date of this First Amendment, (c) subject to the modifications in Section 2 hereof, its representations and warranties contained in Section 2 of the Security Agreement are true and correct as of the date of this First Amendment and (d) no Event of Default has occurred or is continuing under the Loan Agreement or the Security Agreement.

SECTION 4. COUNTERPARTS. The execution and delivery of this First Amendment by the Borrower and the Bank shall constitute a contract between them for the uses and purposes set forth in the Loan Agreement and the Security Agreement, both as amended by this First Amendment, and this First Amendment may be executed in any number of counterparts, with each executed counterpart constituting an original and all counterparts together constituting one agreement.

SECTION 5. EFFECTIVENESS. This First Amendment shall become effective as of the date hereof upon the execution by the Borrower and the Bank of this First Amendment with written or telephonic notification of such execution and authorization of delivery hereof. Except as amended by this First Amendment, all terms and provisions of the Loan Agreement and the Security Agreement shall remain unchanged and in full force and effect. The parties hereto intend that this First Amendment shall be binding upon the Bank and the Borrower upon execution of this First Amendment by such parties.

SECTION 6. SEVERABILITY OF PROVISIONS.   Any provision of this First Amendment that is prohibited or unenforceable shall be ineffective to the extent of such portion without invalidating the remaining provisions of this First Amendment, or any other agreement executed between the Bank and the Borrower or affecting the validity or enforceability of such provisions.

SECTION 7. SUCCESSORS AND ASSIGNS. This First Amendment is binding upon the parties and their respective successors, assigns, heirs and personal representatives, except that the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Bank.

SECTION 8. GOVERNING LAW. This First Amendment shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to California choice of law principles that would result in the application of laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their authorized officers as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Cecilia Person
Cecilia Person Vice President

SOLARCITY CORPORATION

By:	/s/ David White
David White Chief Financial Officer